Exhibit 99.1
1105 Peters Road
Harvey, Louisiana 70058
(504) 362-4321
Fax (504) 362-4966
NYSE: SPN
FOR FURTHER INFORMATION CONTACT:
Terence Hall, CEO; Robert Taylor, CFO;
Greg Rosenstein, VP of Corporate Development,
504-362-4321
Superior Energy Services Posts Record Second Quarter 2007 Results
Diluted EPS Increases 77% from the Second Quarter of 2006 as 50% of Revenue Derived from Non-Gulf of Mexico Markets
Harvey, La. — July 30, 2007 — Superior Energy Services, Inc. (NYSE: SPN) today announced record net income of $70.1 million and diluted earnings per share of $0.85 on revenues of $396.8 million, as compared to net income of $38.7 million, or $0.48 diluted earnings per share on revenues of $261.8 million for the second quarter of 2006. The results also compare favorably to the first quarter of 2007, in which net income was $64.0 million and diluted earnings per share was $0.78, on revenues of $362.9 million.
Factors impacting the quarter as compared to the most recent quarter include the following:
•	Well Intervention revenues increased 8% from the first quarter of 2007 primarily due to increased hydraulic workover and snubbing activity as well as higher coiled tubing, mechanical wireline and electric line revenues.
•	Rental Tool revenues increased 7% from the first quarter of 2007, largely due to increased rentals of stabilizers, drill collars and on-site accommodations.
•	Marine revenues decreased 2% from the first quarter of 2007 due to lower utilization for some of the Company’s larger liftboats as a result of increased shipyard days.
•	Oil and Gas revenues increased 30% from the first quarter of 2007 due mainly to higher oil and gas production.
•	Revenues from non-Gulf of Mexico market areas were approximately $199 million, or 50% of total revenue, as compared to approximately $175 million, or 48% of total revenue in the first quarter of 2007 and approximately $100 million, or 38% of total revenue in the second quarter of 2006.
Terence Hall, Chairman and CEO of Superior, stated, “The diversity of our products and services combined with our expanding geographical exposure continue to be the drivers for our strong earnings growth these past several quarters. While activity increased in all of our geographic markets, the second quarter represents the first time in company history that at least 50% of our revenues were derived from market areas outside the Gulf of Mexico. Our operating units are committed to driving shareholder value by executing upon this integrated growth strategy.”
For the six months ended June 30, 2007, revenues were $759.7 million and net income was $134.1 million or $1.63 diluted earnings per share, as compared to revenues of $484.2 million and net income of $70.9 million or $0.87 diluted earnings per share for the six months ended June 30, 2006.

Well Intervention Group Segment
Second quarter revenues for the Well Intervention Group were a record $190.5 million, an 8% increase from the first quarter of 2007 and a 71% increase from the second quarter of 2006. Income from operations was $42.1 million, or 22% of segment revenue as compared to $46.1 million, or 26% of segment revenue, in the first quarter of 2007. The primary drivers for the sequential growth in revenues were higher international activity for hydraulic workover and snubbing services and increased domestic land activity for coiled tubing, mechanical wireline and electric line services. Gross profit and operating margins sequentially were adversely impacted by changes in business mix due to the completion of certain well control and engineering projects.
Rental Tools Segment
Revenues for the Rental Tools Segment were a record $123.7 million, 7% higher than the first quarter of 2007 and 43% higher than the second quarter of 2006. Income from operations was $46.6 million, or 38% of segment revenue, up from $45.1 million, or 39% of segment revenue in the first quarter of 2007. Demand increased for rentals of stabilizers, drill collars, connecting iron and on-site accommodations. The operating margin was slightly lower due to business mix.
Marine Segment
Superior’s marine revenues were $35.2 million, a 2% decrease from the first quarter of 2007 and a 4% increase from the second quarter of 2006. Income from operations was $15.2 million, or 43% of segment revenue, down from $16.5 million, or 46% of segment revenue in the first quarter of 2007. Average daily revenue in the second quarter was approximately $386,000, inclusive of subsistence revenue, as compared to $399,000 per day in the first quarter of 2007. Average fleet utilization was 77% as compared to 74% in the first quarter of 2007 and 83% in the second quarter of 2006. However, utilization for the 245-ft. class and 250-ft. class liftboats was lower due to additional shipyard days for inspections and maintenance.
Liftboat Average Dayrates and Utilization by Class Size
Three Months Ended June 30, 2007
($ actual)

		Average
Class	Liftboats	Dayrate	Utilization
145’-155’	11	$10,469	74.3%
160’-175’	6	14,482	70.5%
200’	5	20,166	91.7%
230’-245’	3	27,589	85.0%
250’	2	39,463	64.8%

Oil and Gas Segment
Oil and gas revenues were $48.2 million, a 30% increase from first quarter 2007 levels and a 43% increase over the second quarter of 2006. Income from operations was $11.9 million, or 25% of segment revenue, up from $5.1 million, or 14% of segment revenue, in the first quarter of 2007. Second quarter production was approximately 875,000 barrels of oil equivalent (boe), or about 9,600 boe per day, up from approximately 711,000 boe, or 7,900 boe per day in the first quarter of 2007. Production increased during the quarter due to a successful sidetrack drilling operation.
Conference Call Information
The Company will host a conference call at 10 a.m. Central Time on Tuesday, July 31, 2007. The call can be accessed from Superior’s website at www.superiorenergy.com, or by telephone at 303-262-2175. For those who cannot listen to the live call, a telephonic replay will be available through Tuesday, August 7, 2007 and may be accessed by calling 303-590-3000 and using the pass code 11093868#. An archive of the webcast will be available after the call for a period of 60 days on http://www.superiorenergy.com.
Superior Energy Services, Inc. serves the drilling-related needs of oil and gas companies primarily through its rental tools segment and the production-related needs of oil and gas companies through its well intervention, rental tools and marine segments. The Company uses its production-related assets to enhance, maintain and extend existing production and, at the end of a property’s economic life, plug and abandon wells and decommission platforms and structures. Superior also owns and operates mature oil and gas properties in the Gulf of Mexico.
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company’s rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.
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SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
Three and Six Months Ended June 30, 2007 and 2006
(in thousands, except earnings per share amounts)
(unaudited)

	Three Months Ended		The Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Oilfield service and rental revenues	$348,589	$228,134	$674,484	$435,132
Oil and gas revenues	48,164	33,625	85,193	49,096

Total revenues	396,753	261,759	759,677	484,228

Cost of oilfield services and rentals	162,973	101,286	305,402	194,541
Cost of oil and gas sales	18,833	18,702	36,891	32,907

Total cost of services, rentals and sales	181,806	119,988	342,293	227,448

Depreciation, depletion, amortization and accretion	45,242	25,727	84,086	48,642
General and administrative expenses	53,824	40,088	104,683	77,739

Income from operations	115,881	75,956	228,615	130,399

Other income (expense):
Interest expense, net	(8,463)	(5,556)	(16,741)	(10,400)
Interest income	929	1,559	1,508	2,222
Loss on early extinguishment of debt	—	(12,596)	—	(12,596)
Earnings (losses) from equity-method investments	1,164	1,148	(3,842)	1,148

Income before income taxes	109,511	60,511	209,540	110,773

Income taxes	39,424	21,784	75,434	39,878

Net income	$70,087	$38,727	$134,106	$70,895

Basic earnings per share	$0.86	$0.49	$1.66	$0.89

Diluted earnings per share	$0.85	$0.48	$1.63	$0.87

Weighted average common shares used in computing earnings per share:
Basic	81,047	79,798	80,841	79,719

Diluted	82,562	81,324	82,379	81,177

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
JUNE 30, 2007 AND DECEMBER 31, 2006
(in thousands)

	6/30/2007	12/31/2006
	(unaudited)	(audited)
ASSETS

Current assets:
Cash and cash equivalents	$36,529	$38,970
Accounts receivable, net	346,200	303,800
Income taxes receivable	—	2,630
Current portion of notes receivable	15,254	14,824
Prepaid insurance and other	47,139	59,563

Total current assets	445,122	419,787

Property, plant and equipment, net	958,915	804,228
Goodwill	482,798	444,687
Notes receivable	16,259	16,137
Equity-method investments	60,241	64,603
Intangible and other long-term assets, net	134,683	125,036

Total assets	$2,098,018	$1,874,478

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$75,456.00	$65,451
Accrued expenses	139,902	141,684
Income taxes payable	8,857	—
Current portion of decommissioning liabilities	36,504	35,150
Current maturities of long-term debt	810	810

Total current liabilities	261,529	243,095

Deferred income taxes	122,311	112,011
Decommissioning liabilities	86,787	87,046
Long-term debt	746,324	711,505
Other long-term liabilities	13,989	10,133

Total stockholders’ equity	867,078	710,688

Total liabilities and stockholders’ equity	$2,098,018	$1,874,478

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
Segment Highlights
Three months ended June 30, 2007, March 31, 2007 and June 30, 2006
(Unaudited)
(in thousands)

	Three months ended,
	June 30,	March 31,	June 30,
	2007	2007	2006
Revenue

Well Intervention	$190,542	$176,931	$111,675

Rental tools	123,736	116,180	86,593

Marine	35,162	35,866	33,951

Oil and Gas	48,164	37,029	33,625

Less: Oil and Gas Eliminations (2)	(851)	(3,082)	(4,085)

Total Revenues	$396,753	$362,924	$261,759

	Three months ended,
	June 30,	March 31,	June 30,
	2007	2007	2006
Gross Profit (1)

Well Intervention	$81,093	$81,424	$48,320

Rental tools	84,718	80,664	58,370

Marine	19,805	21,377	20,158

Oil and Gas	29,331	18,972	14,923

Total Gross Profit	$214,947	$202,437	$141,771

(1)	Gross profit is calculated by subtracting cost of services from revenue for each of the Company’s four segments.
(2)	Oil and gas eliminations represent products and services from the company’s segments provided to the Oil and Gas Segment.